JOY GLOBAL INC.	News Release
At the Company:	At Financial Relations Board:
Donald C. Roof	Georganne Palffy
EVP and CFO	Analyst Contact
414-319-8517	312-640-6768

JOY GLOBAL INC. ANNOUNCES OPERATING RESULTS FOR SECOND
QUARTER OF FISCAL YEAR 2006

•   Quarterly revenues up 19 percent year-over-year to $560 million
•   Operating income increased 72 percent with incremental margins of 53 percent
•   EPS of $0.66 more than double $0.31 in prior-year quarter
•   Aftermarket orders increase by 18 percent
•   Signed agreement to acquire Stamler mining assets

Milwaukee, WI – May 25, 2006 – Joy Global Inc. (NASDAQ: JOYG), a worldwide leader in high-productivity mining solutions, today reported results for the second quarter of fiscal 2006. Net sales for the quarter increased by 19 percent to $560 million, compared with $473 million in the second quarter of last year. Operating income totaled $110 million in the second quarter, versus $64 million in the corresponding quarter last year. Net income was $83 million, or $0.66 per diluted share in the quarter, compared with $39 million, or $0.31 per diluted share in the second quarter of fiscal 2005. Net income and EPS were impacted by several factors during the quarter, including a $3 million pre-tax gain on sale of assets and a lower effective income tax rate. All results and historical financial data reflect the November 2005 disposition of a small machinery subsidiary of the company. All per-share data reflects the 3-for-2 stock split of the company’s common stock in December 2005.

“We are very pleased with the operating results achieved in the second quarter,” commented John Hanson, chairman, president and CEO of Joy Global Inc. “Our strong operating results in the quarter, including the growth in sales, incremental profitability and earnings per share, reflected the continued vigor we are witnessing in this cycle as well as our successful efforts in meeting the rising demands of our customers.”

Second Quarter Operating Results

Bookings in the second quarter followed the “lumpy” pattern of the current cyclical upturn. Aftermarket orders continued their strength of the last three years, fueled by the ongoing drive for higher production and high equipment utilization on the part of the company’s customers around the globe. Aftermarket orders increased at a double-digit rate in both operations, rising in total by 18 percent over the second quarter of last year. Original equipment orders in the quarter, particularly for new capacity mining systems, declined in total by 33 percent from the second quarter of fiscal 2005. Nonetheless, global activity levels reflected by proposal requests, bids, negotiations and planning discussions remain as strong or stronger than witnessed over the past 18 months. The slow pace of permitting for new mines in the U.S. has also reduced the pace of orders, especially for longwall systems, during the current fiscal year.

Total revenues in the second quarter were $560 million, rising by double-digit rates at both P&H Mining and Joy Mining compared with the same period in 2005. This increase was particularly evident in aftermarket parts and services revenues, which rose by 24 percent from the second quarter of last year. Aftermarket revenues were 65 percent of total quarterly revenues compared with 62 percent in the second quarter of fiscal 2005, and significantly higher than the 54 percent in the first quarter of this year. Some of the shift in output resulted from startup and quality problems with new suppliers. The increase in aftermarket orders also take precedence in terms of serving customers needs, and the combination of these factors continues to limit the company’s ability to meet all scheduled original equipment deliveries.

Gross margins rose in the quarter to 33 percent of sales from 29 percent of sales in the second quarter of last year in part due to the stronger aftermarket mix. Operating leverage in the second quarter was very strong, with incremental profitability of more than 50 percent for Joy Global in total. This unusually high operating leverage was due to a combination of factors, including the higher percentage of aftermarket revenues and a favorable product mix of original equipment, combined with favorable recovery of manufacturing expenses and stringent control of overhead costs. Product development, selling and administrative expenses in the quarter totaled $78 million, or 14 percent of sales, compared with $73 million, or 16 percent of sales in the comparable quarter of last year. Included in the current quarter expenses were higher pension expenses and increased program spending at P&H Mining, partially offset by lower legal costs than in the prior year’s quarter. The company expects to maintain levels of operating leverage in future quarters in the range of 25 percent to 30 percent.

Other income in the current quarter totaled $4 million compared with less than $1 million in the second quarter of last year, and included $3 million of gains from the sale of assets. Reorganization income totaled $5.1 million in the current quarter compared to $2.4 million in the second quarter of last year. Limited additional reorganization income is anticipated in future quarters. The net effect of foreign currency translation was negative in the quarter with revenues reduced by $9.3 million and operating earnings by $2.2 million, compared with operating earnings being increased by $1.3 million in the second quarter of last year. In total, these factors had the net effect between the two quarters of increasing EPS by approximately $0.01 in the current quarter. Interest income totaled $1.3 million in the current quarter, compared with interest expense of $3.5 million in the second quarter of fiscal 2005.

Other Financial Matters

Cash balances increased by $25 million in the quarter to a level of $175 million. The management of working capital remains an area of focus and a challenge in all operations. Inventory balances increased by $55 million during the quarter, and days inventory outstanding increased, particularly at Joy Mining. Efforts to maintain superior service levels to customers, combined with the supply chain constraints outlined earlier are resulting in higher than desired levels of inventory, particularly work in process inventories.

The effective tax rate in the second quarter was 29 percent, significantly lower than the tax rate of 37 percent in the second quarter of fiscal 2005. Included in the current quarter was an adjustment to eliminate certain valuation reserves relating to Australian deferred tax assets. This positive adjustment amounted to $6.3 million, or $0.05 per share, and represents a partial reversal of related tax charges incurred in the last quarter of fiscal 2004. Over the remainder of fiscal 2006, the company anticipates that the geographic mix of income and certain other items could result in a lowering of the effective tax rate for fiscal 2006 in total to a range of 33 to 34 percent, before valuation reserve adjustments. In addition, the company continues to have significant valuation allowances relating to deferred income tax benefits in the U.S. and Australia. Additional reversal of a portion of these reserves, if determined to be appropriate in future quarters, could result in a further reduction of the effective tax rate for fiscal 2006 by more than 10% of the anticipated rate.. The company is unable to determine at this time if reversals will occur in fiscal 2006. Cash taxes in the second quarter amounted to $10 million and the effective cash tax rate for the first half of fiscal 2006 was 9 percent. For fiscal 2006 in total, the company anticipates that the effective cash tax rate will be no more than 10 percent due to the utilization of portions of the net operating loss carryovers that total in excess of $800 million.

As previously announced, the company entered into an agreement to acquire the net assets of the Stamler mining equipment business from the Oldenburg Group for a purchase price of approximately $118 million. Stamler manufactures products used primarily in underground coal mining applications, including feeder breakers, battery haulers, and continuous haulage systems. The Stamler business is anticipated to have revenues of approximately $150 million in calendar 2006. The transaction is subject to customary regulatory approvals, the first of which occurred yesterday when the FTC let its review period for the transaction expire. Although the timing of the remaining approvals and the closing cannot be determined with certainty, the company anticipates a closing before the end of the third fiscal quarter.

The implementation of SAP R3 operating system at all North American locations of P&H Mining was completed in early March. This implementation resulted in no significant loss in revenue or increased expenditures other than planned implementation costs to the company in the second quarter. The limited deferral of aftermarket shipments that did occur will be realized in the third fiscal quarter. The collective bargaining agreement covering hourly employees at Joy Mining’s primary U.S. manufacturing facility in Franklin, PA expires on June 1st and negotiations have been underway for several weeks. While the company remains optimistic that a mutually agreeable settlement will be reached, it is actively preparing contingency plans to minimize adverse impacts of a work stoppage if it does occur.

As part of a $300 million repurchase authorization, the company repurchased approximately 420,000 shares of company stock during the quarter. Subsequent to the end of the quarter the company purchased an additional 800,000 shares, bringing the total shares repurchased under the program to more than 1.5 million shares at an average cost per share of $56. The company anticipates continuing to execute open-market purchases of its stock under this authorization from time-to-time, using cash generated from operations or additional borrowings under the new senior revolving facility.

Current Outlook on Market Conditions and Capacity Actions

Conditions in our customers’ commodity markets continue to reflect a positive demand/supply balance and generally strong pricing. Prices for certain of the commodities, including copper, iron ore, metallurgical coal, and gold have been volatile. Despite the risks inherent in this volatility, the company believes prices will remain significantly higher than the levels necessary to continue the drive for increased production on the part of our customers.

The U.S. coal market, the company’s largest single market, continues to operate in an environment of strong demand. Long-term demand factors for coal in the U.S. remain positive, with activity related to the construction of new coal-burning power plants and installation of scrubbers on existing power plants continuing to accelerate. Discussions regarding alternative coal technologies, such as gasification and liquefaction, are also intensifying, although these technologies should have a limited effect on coal demand over the next five years, as will the rapidly developing clean coal technologies, like those reflected in the FutureGen Project. However, even small increases in current coal production are a significant challenge and, as a result, customers continue to drive strong demand for equipment and aftermarket services. Factors moderating original equipment demand in this market include the increased discipline being exhibited by coal companies, their challenges in permitting of new mines and transportation constraints. Taken together, all of these factors should contribute to an extended overall cycle.

The worldwide commodity markets for copper, iron ore and metallurgical coal remain very robust. Commodity demand is much stronger than in prior cyclical upturns due to the significantly increased use of these commodities in China. As long as demand increases in China, even if by a substantially slower rate than over the last three years, most analysts anticipate that commodity prices will remain strong and that demand/supply balance will not become negative. Under these conditions, the company should continue to experience higher demand for original equipment, as well as aftermarket, related to each of these commodities.

Conditions remain strong in the long-term growth markets for the company. The emerging markets, particularly China, continue the conversion of coal mining industries from low-productivity to high-productivity mining. Development plans in China are underway by as many as 20 major mining entities, who management believes will collectively generate the vast majority of the significant increase in coal production in China over the coming decade. During the quarter, the company obtained the business license necessary to begin construction of its first original equipment factory in Tianjin, China where it is sited to serve both the China and international markets. In addition, the expansion of the company’s service center in Baotou, Inner Mongolia is underway. The presentations at Analyst Day on May 31st will focus on future development plans, particularly with respect to the company’s expectations of realizing $500 million in annual revenues in China alone by 2010. Meanwhile, the development of the oil sands area of northern Canada continues, with initial production equipment orders for the next three major projects possible in the next 12 months.

Meeting the rising demand for new equipment and aftermarket services remains a significant challenge. The expansion project for increasing mining shovel capacity at P&H by 40 percent remains on schedule, and should be completed in December 2006. Production rates continue to rise in several of the product lines at Joy Mining, although the pace was not sufficient in the second quarter to meet all scheduled deliveries. The company’s supply chain remains strained and the company has experienced quality and other startup problems with some new suppliers. Nonetheless, improvements in many areas, such as castings, are beginning to be realized. As overall demand continues to grow, significant new supply chain issues must be resolved for the company to meet its original equipment delivery commitments and to maintain aftermarket support levels consistent with the company’s Life Cycle Management Strategies.

        “We are continuing to experience strong demand and high activity levels for original equipment and for aftermarket services and we don’t yet see a peak in the current cycle,” remarked Hanson. “Our efforts to increase capacity to meet customer needs and reduce lead times to reasonable levels have resulted in overall revenues rising at a significant pace. We will continue to take the actions necessary to return and maintain high service levels to our customers, and maintain our overall industry leadership position. These actions continue to lead to increased capital investment both for new capacity and to effectively structure that capacity on a global basis.”

Forward Twelve-Month Guidance Increased for 12th Consecutive Quarter

Hanson stated, “At the risk of sounding like a broken record, we continue to be optimistic in our outlook for the current cycle. Despite comparatively strong levels a year ago, incoming aftermarket orders again grew at double-digit rates in the second quarter, maintaining the long string of strong quarterly growth. There has been some moderation of original equipment bookings from the domestic coal market consistent with a leveling off of fleet upgrade activity at existing mines, and the lack of significant new mine development. As new power plants are completed, long-term coal supply contracts are signed and permits are issued, we expect to see renewed growth in OE equipment requirements domestically. In the meantime, machine rebuilds remain strong and the OE equipment shipped two and three years ago are rapidly moving through to their own operating and rebuild cycle due to the intensity of current production. All remaining markets continue to exhibit robust conditions, both in commodity pricing and long-term outlook. Our operations remain tested in the ability to meet rising customer demand, both from an internal production capacity as well as in increasing our supply chain. Therefore, even with consistently increasing aftermarket demand, we anticipate that revenues in the next 12 months will only grow in the range of 14 percent to 23 percent. This would result in total revenues in the range of $2.50 to $2.70 billion.”

Hanson concluded, “We cannot achieve the outstanding incremental profitability performance of the second quarter on an ongoing basis. However, we are focused on the operational factors critical to improved financial performance. These include increasing realizable capacity from existing assets, implementation of additional operating initiatives, control of overhead costs and recovery of material cost increases. We have achieved strong operating leverage over the last two years as a result of our focus, and believe we can continue to achieve incremental profitability over the coming four quarters in the range of 25 to 30 percent of each additional dollar of revenue. If successful, we expect operating profits in the coming twelve months to be in the range of $440 to $490 million and operating margins to improve.

This level of operating performance should result in earnings per share over the upcoming four quarters ranging from $2.40 to $2.70, including approximately $0.10 per share from a lower effective book tax rate, before any additional tax valuation reserve reversals. While the successful completion of the Stamler asset acquisition cannot be guaranteed at this point, we believe that the transaction will close in our fiscal third quarter. If so, this transaction should increase the coming twelve-month revenues by $100 to $125 million and increase EPS by approximately $0.05 during the remaining three quarters of the guidance period.”

Quarterly Conference Call

Management will host a quarterly conference call to discuss the company’s second quarter results to be held at 11:00 AM EDT on May 25, 2006. Accompanying discussion slides are available on the company’s website. Investors and interested parties may participate on the call by dialing 800-649-5127 in the U.S. and 706-679-0637 elsewhere, both with access code #8622839. A rebroadcast of the call will be available until the close of business on June 16, 2006 by dialing 800-642-1687 or 706-645-9291, access code #8622839. Finally, a replay of the webcast will be accessible until June 30, 2006, through the Investor Relations section of our web site (http://www.joyglobal.com/investorrelations/confcalls.jsp).

Analyst Day

The company will hold an analyst day on Wednesday, May 31, 2006. The event will include a plant tour of the P&H Mining Equipment facility in Milwaukee, Wisconsin. Beginning at 12:15 PM Central Daylight Time, a listen-only webcast of the presentation by senior management, along with corresponding slides, will be available live via the Investor Relations section, under Investor Presentations, of the Joy Global website at www.joyglobal.com. To participate, please register and download the software on the site at least 15 minutes prior to the start of the call. The presentation will be archived on the site until July 15, 2006.

Forward Looking Statements

The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: the duration of the recovery of coal and copper commodity markets; sustained economic growth and stability in China and our continued access to the Chinese market for mining equipment; the cyclical nature of our original equipment businesses and the high costs of our manufacturing operations that can result in the underabsorption of manufacturing expenses; delays in finalizing union contracts could lead to work stoppages and other labor problems; increased costs and constraints on the supply of major purchased items such as steel, castings, forgings and bearings can adversely affect profits and revenues; the large size and cost of our products that means that the timing of individual orders and shipments can cause fluctuations in our operating results; our significant international operations are subject to many uncertainties, meaning that a reduction in international sales or unfavorable change in foreign exchange rates could affect our financial results; the highly competitive environment that we operate in means that the actions of our competitors can affect our financial performance; regulations affecting the mining industry or electric utilities may adversely impact demand for our products; our growth may be hindered if we are unable to hire or retain qualified employees; unexpected adverse results in litigation or arbitration may reduce our profits; and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

-FINANCIAL TABLES FOLLOW-

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Three Months Ended		Six Months Ended
	April 29, 2006	April 30, 2005	April 29, 2006	April 30, 2005
Net sales	$560,348	$472,506	$1,113,689	$846,374
Costs and expenses:
Cost of sales	375,758	335,455	763,357	598,122
Product development, selling
and administrative expenses	78,075	73,380	154,395	143,081
Other income	(3,977)	(630)	(4,961)	(1,315)

Operating income	110,492	64,301	200,898	106,486
Interest income (expense), net	1,308	(3,533)	2,506	(7,951)
Loss on early retirement of debt	—	(2,644)	—	(5,037)

Income from continuing operations before reorganization items	111,800	58,124	203,404	93,498
Reorganization items	5,077	2,439	4,952	2,323

Income from continuing operations before income taxes	116,877	60,563	208,356	95,821
Provision for income taxes	(34,000)	(22,133)	(67,300)	(35,269)

Income from continuing operations	82,877	38,430	141,056	60,552
Income from discontinued operations	—	393	—	455

Income before cumulative effect of changes in accounting principle	82,877	38,823	141,056	61,007
Cumulative effect of changes in accounting principle	—	—	1,565	—

Net income	$82,877	$38,823	$142,621	$61,007

Basic earnings per share
Continuing operations	$0.67	$0.32	$1.15	$0.50
Cumulative effect of accounting changes	—	—	0.01	—

Net income	$0.67	$0.32	$1.16	$0.50

Diluted earnings per share
Continuing operations	$0.66	$0.31	$1.13	$0.49
Cumulative effect of accounting changes	—	—	0.01	—

Net income	$0.66	$0.31	$1.14	$0.49

Dividends per share	$0.113	$0.075	$0.225	$0.125

Weighted average shares outstanding:
Basic	123,710	120,916	123,032	120,505

Diluted	125,426	123,455	124,743	123,276

Note - for complete quarterly information, including footnote disclosures, please refer to the
Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(In thousands)

	April 29, 2006	October 29, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$175,238	$143,917
Accounts receivable, net	363,145	351,501
Inventories	610,992	548,195
Other current assets	48,486	73,070

Total current assets	1,197,861	1,116,683
Property, plant and equipment, net	202,704	199,180
Intangible assets, net	6,625	6,515
Deferred income taxes	217,172	225,138
Prepaid benefit cost	77,353	87,308
Other assets	29,051	13,704

Total assets	$1,730,766	$1,648,528

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion
of long-term debt	$897	$964
Trade accounts payable	155,555	160,627
Advance payments and progress billings	163,712	187,710
Employee compensation and benefits	54,039	91,172
Other accrued liabilities	148,806	159,040

Total current liabilities	523,009	599,513
Long-term obligations	2,130	1,703
Other non-current liabilities	378,040	379,686
Shareholders' equity	827,587	667,626

Total liabilities and shareholders' equity	$1,730,766	$1,648,528

Note - for complete quarterly information, including footnote disclosures, please refer to the
Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	April 29, 2006	April 30, 2005	April 29, 2006	April 30, 2005
BREAKDOWN OF SALES REVENUE:
Net Sales By Operation:
Underground Mining Machinery	$335,188	$293,765	$676,583	$521,588
Surface Mining Equipment	225,160	178,741	437,106	324,786

Total Sales By Operation	$560,348	$472,506	$1,113,689	$846,374

Net Sales By Product Stream:
Aftermarket Revenues	$362,687	$291,829	$659,123	$554,378
Original Equipment	197,661	180,677	454,566	291,996

Total Sales By Product Stream	$560,348	$472,506	$1,113,689	$846,374

Net Sales By Geography:
United States	$289,316	$213,552	$547,547	$379,063
Rest of World	271,032	258,954	566,142	467,311

Total Sales By Geography	$560,348	$472,506	$1,113,689	$846,374

OPERATING INCOME BY SEGMENT:
Underground Mining Machinery	$77,693	$45,928	$141,734	$72,651
Surface Mining Equipment	39,503	26,714	73,858	49,823
Corporate	(6,704)	(8,341)	(14,694)	(15,988)

Total Operating Income	$110,492	$64,301	$200,898	$106,486

DEPRECIATION AND AMORTIZATION BY SEGMENT:
Underground Mining Machinery	$5,912	$5,677	$11,774	$11,774
Surface Mining Equipment	3,592	3,817	7,280	7,666
Corporate	18	32	34	63

Total Depreciation And Amortization	$9,522	$9,526	$19,088	$19,503

CASH FLOW DATA:
Decrease (Increase) in Net Working Capital Items	(36,665)	1,470	(82,819)	(51,127)
Property, Plant and Equipment Acquired	12,312	9,896	24,568	17,238
Cash Interest Paid	510	8,933	896	10,033
Cash Taxes Paid	10,292	10,133	19,320	12,556

BOOKINGS DATA:
Underground Mining Machinery	$332,608	$320,096	$658,919	$676,594
Surface Mining Equipment	215,052	254,333	487,221	424,960

Total Bookings	$547,660	$574,429	$1,146,140	$1,101,554

	Amounts as of
	April 29, 2006	January 28, 2006	October 29, 2005	October 30, 2004
BACKLOG DATA:
Underground Mining Machinery	$643,662	$646,242	$661,326	$434,317
Surface Mining Equipment	443,635	453,743	393,520	256,734

Total Backlog	$1,087,297	$1,099,985	$1,054,846	$691,051